                                                                    EXHIBIT 10.6

                       PREMIER PURCHASING PARTNERS, L.P.

                          GROUP PURCHASING AGREEMENT

               TYPE OF EQUIPMENT: Automated Distribution Systems
                                 & Accessories

                         EFFECTIVE DATE: June 1, 1997

Between                                 And

Premier Purchasing Partners, L.P.       OmniCell Technologies
Three Westbrook Corporate Center        1101 East Meadow Drive
Westchester, IL 60154                   Palo Alto, CA 94303

Tel. No.: 708-409-4539                  Tel. No.: 800-850-6664
Fax No.: 708-409-3499                   Fax No.: 415-843-6294
Attn: Janet Roach                       Attn: Jeff Arbuckle
                                              Central Vice President
                                              800-474-2355x5102

Referred to as "Purchasing Partners"    Referred to as "Seller"

INTRODUCTION

This is an agreement (the "Agreement") for Automated Distribution Systems and Accessories as listed in Exhibit A and as subsequently added to this Agreement by the mutual written agreement of the parties (collectively referred to herein as the "Products" or individually as the "Product"). Seller agrees to provide the Products to Premier Members (as that term is defined in Section 3.1 below) according to the terms, conditions and prices contained herein. Seller will provide Purchasing Partners and Premier Members with all clinical and in-service support and expertise necessary to aid with conversions of Premier Members to the Products and, if applicable, with all continuing support to maintain the Product(s).

Purchasing Partners, as it deems necessary, will provide information regarding this Agreement to the participants in the Premier Group Purchasing Program, will actively support conversion and commitment to this Agreement and will aid in communicating with Premier Members.

1.   AGREEMENT PERIOD

     This Agreement will remain in effect for a period of thirty-six (36) months commencing on the Effective Date set forth above, unless earlier terminated pursuant to the terms of this Agreement. This Agreement may be extended, for an additional two (2) years upon mutual agreement of the parties.

2.   PRODUCTS COVERED

     This Agreement covers Seller's full line of Products as listed in Exhibit A and as subsequently added to this Agreement by the mutual written agreement of the parties.

3.   PARTICIPATING PREMIER MEMBERS

     3.1  Option to Participate.

          For purposes of this Agreement, a "Premier Member" is each current and future (i) limited partner of Purchasing Partners ("Limited Partner");
          (ii) any entity that is owned by or under common control of a Limited Partner; (iii) individual participants or members of a group affiliate of Purchasing Partner's corporate affiliate, Premier, Inc. or a direct affiliate thereof; (iv) affiliate of a shareholder of Premier, Inc.;
          (v) any entity that is owned or under common control of an affiliate of a shareholder of Premier, Inc.; or (vi) any entity that is owned or under common control of a direct affiliate or a participant or member of a group affiliate of Premier, Inc., whether for-profit or not-for-profit, including, without limitation, physicians, home care providers, home infusion therapy providers, ambulatory care facilities, outpatient surgery centers, outpatient diagnostic centers, imaging centers, urgent care facilities, nursing homes, and hospices. Seller agrees to offer to each Premier Member the Products pursuant to the terms of this Agreement. A roster of Premier Members current at the time of the signing of this Agreement is attached hereto as Exhibit B. Seller shall receive a hard copy roster on a monthly basis unless the Seller requests the roster on a diskette or via electronic mail.

     3.2  Commitment Requirements

          Only Premier Members that execute the Commitment Document set forth in Exhibit C will have access to the pricing and discounts covered in this Agreement. A Premier Member which executes the Commitment Document agrees to purchase from Seller a minimum of eighty percent (80%) of such member's annual requirement for the Product(s) (in dollars) specified in such letter. A Premier Member which signs the Commitment Document shall be deemed a "Participating Premier Member." The parties agree that any failure by a Participating Premier Member to adhere to any of the terms and conditions of its Commitment Document with Seller shall not constitute a breach by Purchasing Partners hereunder.

                                      1.

     3.3  Termination of Existing Contracts

          Any Premier Member desiring to avail itself of the contractual options, terms and conditions described herein may, at its option and without liability, terminate any existing contract(s) or other arrangement(s) by extending the current rental agreement between the Premier Member and Seller for the sole purpose of participating in the group purchasing arrangement set forth in this Agreement.

               As an example; if the customer had already completed twenty-four
          (24) months on an existing sixty (60) month rental agreement, pricing per the terms of this Agreement would be used when the customer extends and enters into a new sixty (60) month agreement for the existing equipment.

4.   TERMS AND CONDITIONS

     4.1  Authorized Distributors

          Except as provided herein, all Products purchased pursuant to this Agreement by Participating Premier Members must be purchased directly from Seller.

          Participating Premier Members may purchase Supply Products through Baxter Healthcare Corporation listed as "Baxter Distributed OmniCell Supply Products" included under Exhibit A, provided that Participating Premier Members participate in the group purchasing agreement entered into by and between Baxter Healthcare Corporation and Purchasing Partners for Automated Medication Distribution and Accessories effective June 1, 1997 ("Baxter Group Purchasing Agreement"). Seller represents and warrants that it has authorized Baxter Healthcare Corporation to distribute the Products pursuant to the terms of this Agreement. Seller further represents and warrants that Baxter Healthcare Corporation shall be responsible for the administration of such distribution pursuant to this Agreement and that Purchasing Partners shall receive a report on a quarterly basis which includes all information concerning such distribution, including but not limited to, the name of the Participating Premier Member purchasing Seller's products through Baxter Healthcare Corporation, the specific products being purchased, the date of purchase, the date of order and delivery, and the date of payment to Baxter Healthcare Corporation by Participating Premier Member.

     4.2  Payment Terms.

          Payment of the first rental payment or purchase price in full is due within forty-five (45) days following the delivery and acceptance of Product(s) to Participating Premier Member. All monthly payments after the first rental payment are due within thirty (30) days of receipt of the monthly invoice. Service pricing for Products covered under Rental/Lease Agreements are included in the Rental/lease monthly rates in Exhibit A.

                                      2.


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          Payment terms for Products purchased through Baxter Healthcare
          Corporation pursuant to Section 4.1 shall be as provided in this
          Section 4.2.

     4.3  Shipping Terms

          All shipments are Free On Board (F.O.B.) Destination. Freight will be prepaid and added to the Participating Premier Member's invoice.

          Estimated shipping costs to Participating Premier Members in different locations throughout the country are listed below. Shipping costs for units shipped individually and in truckloads are listed.

          ---------------------------------------------------------------------
                                     Approximate Cost       Approximate Cost
                                    Per Cell if Shipped    Per Cell if Shipped
          Area            Miles       in Single Units         by Truck Load
          ---------------------------------------------------------------------
          Los Angeles       400            $ 75                   $ 50
          ---------------------------------------------------------------------
          Denver           1226            $115                   $ 80
          ---------------------------------------------------------------------
          Chicago          2155            $125                   $105
          ---------------------------------------------------------------------
          New York         2944            $165                   $145
          ---------------------------------------------------------------------

          Participating Premier Member shall have ten (10) business days from the date of delivery in which to inspect the Product(s) and to accept or reject such Product(s). In the event the Participating Premier Member, after such inspection, rejects the Product(s) due to discovery of broken or damaged items of Product(s) or the packages containing Products, the Participating Premier Member shall have the right to return the damaged Products at the expense of Seller and Seller shall replace such Product(s) within a mutually agreed upon time frame and not to exceed thirty (30) days. Payment terms for Products purchased through Baxter Healthcare Corporation pursuant to Section 4.1 of this Agreement shall be as set forth in this Section 4.3.

     4.4  Minimum Order

          Not Applicable

     4.5  Ordering

          All purchase orders for Products may be placed by telephone, telecopier, or through electronic order entry directly through Seller at the following address and telephone number:

          ----------------------------------------------------------------------
          Suzy Carr, Contracts Administrator           Phone: (415) 843-6151
          OmniCell Technologies, Inc.                  Fax: (415) 843-6294
          1101 East Meadow Drive
          Palo Alto, CA 94303
          ----------------------------------------------------------------------

                                      3.

          Orders for Products purchased through Baxter Healthcare Corporation pursuant to Section 4.1 of this Agreement may be purchased through Baxter Healthcare Corporation at the following address and telephone numbers:

          ----------------------------------------------------------------------
          Baxter Healthcare Corporation            Phone: (800) 323-4315
          Productivity Systems                     Fax: (847) 270-5273
          Customer Operations
          RTE 120 & Wilson Rd.
          Round Lake, IL 60073
          ----------------------------------------------------------------------

     4.6  Guarantee of Delivery

          Seller guarantees that all Products ordered by any Participating Premier Member shall be delivered to member up to and should not exceed more than ninety (90) days of Seller's receipt of such member's order for the Product(s). Seller and Participating Premier Member shall agree upon a specific date of delivery of the Product(s). Participating Premier Member may delay any scheduled delivery of the Product(s) for up to ninety (90) days after the execution of the purchase order by providing written notice of such delay to the Seller at least thirty (30) days prior to such scheduled date of delivery without any increase in the price of the Product(s). If Seller fails to deliver any Product(s) within the above-mentioned time period, the Participating Premier Member, at its sole discretion, may exercise any of the following options: (A) to purchase any substitute product(s) from another source(s), and subsequently be reimbursed by Seller for the difference between such member's actual acquisition cost for such product(s) and the price(s) such member would have paid for Seller's Product(s) under this Agreement; provided that the difference will not exceed Seller's list prices; (B) to terminate the purchase order for the Product(s) without penalty, and immediately refund to Participating Premier Member all funds paid for the Product(s) and any related materials pursuant to such purchase order, or (C) for those Product(s) purchased, to extend the warranty period referred to in
          Section 10.2, at no charge, by two (2) business days for each calendar day, or portion thereof that delivery is delayed after the scheduled date of delivery as agreed upon by the Seller and Participating Premier Member. Any such warranty extension days described in (C) will be provided on the days of the week covered under such warranty. Upon the request of any Participating Premier Member, Seller will assist any such Participating Premier Member in finding alternative acceptable sources for any Product(s) which Seller cannot deliver according to the guaranteed delivery time specified above.

          For orders placed with an Authorized Seller's Distributor, guarantee of delivery provisions will be negotiated between each Participating Premier Member and the Authorized Seller's Distributor. If the Authorized Seller's Distributor fails to deliver any Product(s) within the foregoing negotiated time period because Seller has failed to provide the Product(s) to the Authorized Seller's Distributor, the Participating Premier Member may exercise any of the options (A) through (C)

                                      4.

           described above. Upon the request of any Participating Premier Member, Seller will assist any such Participating Premier Member in finding alternative acceptable sources for any Product(s) which an Authorized Seller's Distributor cannot deliver according to the guaranteed delivery time specified above.

     4.7   Guarantee of Delivery Under Emergency Conditions

           In the event of a natural disaster or industry wide shortage of Products ("Emergency Condition"), Seller agrees to give priority to orders placed by Participating Premier Members for Products during the duration of the Emergency Condition. If possible, the Seller will sequester a specific quantity of Products for the exclusive purchase by Participating Premier Members for the duration of the Emergency Condition.

     4.8   Quality Standards and Specifications

           In the event any Participating Premier Member determines within the first thirty (30) days of use that any Product(s) purchased from Seller hereunder does not satisfy the Seller's representations relative to performance, accuracy, and service history, and is not performing in accordance with such Product's(s') performance specifications as set forth on Exhibit G ("Product Specifications"), such member may return such Product(s) to Seller and receive a replacement for or full repair of such Product(s). In the event Participating Premier Member returns the Product(s) pursuant to this Section. Seller shall bear all shipping expenses. This Section 4.8 shall in no way limit the remedies available for exchange of damaged Product(s) provided in Section 4.3 above.

     4.9   Special Handling/Services

           Not Applicable

     4.10  Clinical Site Preparation.

           Subject to the terms of this Agreement, Participating Premier Member, at its expense, will prepare the clinical site(s) where a Product will be installed ("Clinical Site") for each such Product according to the site preparation recommendations which are required to be provided by Seller. In no event shall Seller be responsible for the quality or adequacy of the work not performed by, or under the authority of, Seller.

           Notwithstanding any other provision of this Agreement, if any Product or related equipment fails to perform to its Product Specifications prior to acceptance by Participating Premier Member due to a particular condition (or conditions) of such Product's or related equipment's Clinical Site and that condition (or conditions) fully meets Seller's site preparation recommendations described above or modifications thereto agreed to by the parties in writing, Seller will bear the expense of modifying such Clinical Site to correct such failure of the Product(s) or related equipment to perform.

                                      5.

     4.11  Installation.

           After Delivering the Product(s) in accordance with Section 4.6 (Guarantee of Delivery), included in the price of the Product(s), Seller will be fully responsible for performing all tasks necessary to install the Product(s), including without limitation, uncrating, unpacking, removal of packing material, field assembly, interconnection, calibration and testing to ensure that the Product(s) conform(s) to its Product Specifications and is completely ready to perform all procedures for which it is designed and marketed by Seller.

     4.12  Acceptance.

           Participating Premier Member will accept the Product(s) at the time of delivery by signing a Certificate of Acceptance; provided, however, that Seller offers a sixty (60) day free use period or Conditional Period as described in Section 4.13 on the initial order only.

           The Participating Premier Member shall have the option during the sixty (60) day period to test the Product(s) to confirm the safety, reliability and performance of the Product(s) and to perform corollary or parallel testing to verify the accuracy of the Product's(s)' performance.

     4.13  Conditional Period of Acceptance

           Seller will allow a sixty (60) day validation period, (which shall be known as a "Conditional Period") to Participating Premier Members who are interested in evaluating Seller's Product(s) prior to purchasing or renting the equipment on the initial order only. Product(s) evaluated during the Conditional Period will be capped at a maximum of two (2) nursing locations with no more than two (2) frames per nursing location. No charges will be invoiced to Participating Members during the Conditional Period.

           Due to the breadth of this offer, Seller requests a conditional purchase order from the Premier Member and a signed validation agreement for the equipment to be validated in order to build and ship the equipment.

           A sixty (60) month rental agreement or a purchase agreement, an annual coterminous service agreement and acceptance documents for the delivered equipment must be executed for the equipment to remain for longer than the 60-day Conditional Period. The Conditional Period may be extended beyond 60 days at Seller's option.

           If the Participating Premier Member does not accept Product(s) in accordance with this section within the initial sixty (60) days acceptance period, Seller will, upon written notice from Participating Premier Member, remove the Product(s) at no charge, immediately refund to Participating Premier Member all funds paid for the Product(s) and may, without penalty, and in addition to pursuing any and all other rights and remedies such member may have, upon written notice to Seller

                                      6.

           and Purchasing Partners immediately terminate its Commitment Document with Seller in connection with this Agreement.

           All expenses related to the removal of the Product(s) and its related equipment shall be borne by Seller and Seller shall reimburse Participating Premier Member for such member's costs associated with any modifications of the Clinical Site for use of other products.

     4.14  Controlling Terms.

           In the event of a conflict of terms between the Seller's invoice or Seller's Service Agreement in Exhibit K, Seller's Rental Agreement in
           Exhibit I, Seller's Purchase Agreement in Exhibit J, and this Agreement or the Commitment Document, the terms of this Agreement or the Commitment Document shall control.

     4.15  Return Goods Policy.

           Seller's warranty is to repair or replace, at Seller's option, the defective part, parts, software, or equipment.

           Notwithstanding anything contained herein or covered under Seller's Service Agreement in Exhibit K to the contrary, Product(s) may be exchanged or returned either (i) if Participating Premier Member returns goods in accordance with Section 4.8, or (ii) if Participating Premier Member does not accept equipment in accordance with Section 4.13, or if (iii) the Participating Premier Member returns Product(s) at the end of their rental/lease agreement per the terms of the Seller's Rental Agreement included herein under Exhibit
           I. Participating Premier Member shall prepay shipping charges, including crating and shipping by means mutually agreed to between Participating Premier Member and Seller (and shall pay all duties and taxes) for such Product(s) exchanged or returned to Seller if returned pursuant to (ii) and (iii) above, unless return is due to fault of Seller. Seller shall prepay shipping charges (and shall pay all duties and taxes) for such Product(s) returned to Seller if returned pursuant to (i) above.

5.   PRICING

     5.1   Best Pricing.

           Given the size of Purchasing Partners and committed nature of Purchasing Partners purchasing program, Seller warrants that the prices, terms and conditions offered through this Agreement shall, at all times, be equal to or better than those offered to any other comparable customer (excluding the Federal Government) except to the extent that Purchasing Partners has a lesser volume of purchases.

           Purchasing Partners and Seller agree to meet at least on a quarterly basis to review prices, terms and conditions to ensure that Seller is in compliance with the provisions outlined above. If it is determined that Seller is not in compliance,

                                      7.

          Purchasing Partners and Seller shall amend this Agreement and Exhibits to provide Purchasing Partners with more favorable terms.

     5.2  Pricing.

          Exhibit A sets forth the net member delivered price (excluding shipping) to be offered to Participating Premier Members for each of the Products. Prices in this Agreement will increase _____ percent ______ at the beginning of the second year of this Agreement, and
          _____ percent _____ at the beginning of the third year. Pricing for any extension of this Agreement will be negotiated by the parties.

          In the event of any industry-wide price decrease for any Product during the term of this Agreement, Seller will reduce the price of that Product as set forth in Exhibit A by the same percentage reduction as such industry-wide price decrease.

          Guaranteed Base Discounts:

          Participating Premier Members are guaranteed volume discounts based on a simplified three tiered discount structure. The three tiered discount structure is listed below. The discount is provided at the time of purchase and is based on the aggregate dollar volume of products listed on the purchase order.

          ----------------------------------------------------------------------
          Purchasing Volume                Discount off List Prices
          -----------------                ------------------------
          ----------------------------------------------------------------------
          $0 to $200,000                   ____ discount
          ----------------------------------------------------------------------
          $200,001 to $1,000,000           ____ discount
          ----------------------------------------------------------------------
          Over $1,000,000                  Additional discounts negotiated case
          ----------------------------------------------------------------------

          Seller offers an additional ______ percent _____ net discount if the Participating Premier Member elects not to evaluate Product(s) or utilize a Conditional Period (free use) described in Section 4.13 herein.

     5.3  Large Orders

          Any Participating Premier Member who purchases single orders totaling $1,000,000 or more using the net prices in Exhibit A will be offered special pricing that is negotiated between an individual Participating Premier Member and Seller. All such negotiations must be coordinated through Purchasing Partners.

     5.4  Competitive Conversion Incentive

          Seller will place aside $2,000,000 of Seller equipment to swap out against any competitive equipment in Participating Premier Member facilities. Such equipment swap shall be mutually agreed to by the parties and must be utilized within the first twelve (12) months of this Agreement. Each competitive equipment swap request by Participating Premier Members will be up to and not

                                      8.

          to exceed $500,000 per request. The net purchase prices listed in Exhibit A and related shipping charges will be used to credit against this swap fund. Rebates do not apply to swap equipment. As a general guideline, Seller will agree to swap competitive systems for new Seller systems on a 1:4 basis.

          (a)  Single Hospital Example:

          A Participating Premier Member hospital has 4 competitive systems that they would like to swap for Seller's equipment. The hospital would need to have at least 16 Seller's systems installed within the single location to be applicable for the competitive swap. In this example four of the sixteen units are the swap units.

          (b)  Small Group of Hospitals Example:

          For a small group of hospitals, the competitive swap would be calculated based upon the total number of Seller's frames to be installed throughout the Group. In the following example, the 30 competitive systems would be swapped on a competitive basis for a minimum of 120 Seller's frames throughout the hospital group.

               ----------------------------------------------------------------
               Hospitals within       Competitive       Minimum OmniCell Frames
                    Group          Systems Installed        to be Installed
               ----------------------------------------------------------------
               South Regional              8                      48
               ----------------------------------------------------------------
               North Regional             20                      20
               ----------------------------------------------------------------
               East Regional               0                      22
               ----------------------------------------------------------------
               West Regional               2                      30
               ----------------------------------------------------------------

               ----------------------------------------------------------------
               Total                      30                     120
               ----------------------------------------------------------------

          (c)  Competitive Agreements Expiring less than One Year:

          In addition, any competitive system which has less than one (1) year remaining on its existing rental/lease agreement will be reviewed for replacement on an account by account basis. Seller will credit the Participating Premier Member for the time remaining on the contract by giving a discount equivalent to the amount of the time left to be paid on the replacement unit's contract.

          For example;

          If a Participating Premier Member has competitive systems with 6 months remaining on the rental commitment, and they wish to convert to Seller's equipment on a 60 month rental agreement, Seller may negotiate with the Participating Premier Member to allow for a 66 month rental agreement, in which the first six months are discounted and prorated over the term of the rental agreement.

                                      9.

     5.5   Special Promotions

           Seller may, on occasion, offer special promotions for Product(s) including feature options. Any such promotion will be offered to all Participating Premier Members and will be limited to the terms and conditions of the specific promotion. All promotions must be coordinated by Seller through Purchasing Partners.

     5.6   Targeted Group Purchases

           From time to time, Purchasing Partners may identify group purchase opportunities with Seller, whereby several Participating Premier Members agree to purchase Seller's Product(s) during a specified time period. Seller agrees to assist and participate in this Group purchase and offer additional incentives to such Participating Premier Members in the event of such a program.

     5.7   Pricing for Updates/Upgrades

           Updates/Upgrades/Enhancements will be provided for Product(s) at no charge for Participating Premier Members with active service/maintenance agreements. Feature options for Product(s) will be chargeable, to Participating Premier Members and will vary depending on the option. Examples of Updates/upgrades are under Exhibit M.

     5.8   Coterminous Agreements

           Seller will accommodate coterminous agreements by adjusting the price of new orders to allow for coterminous coordination with current rentals/leases or extending the term of current rentals/leases to go coterminous with new orders per Section 3.3

     5.9   Supply Station/Pharmacy Automated Distribution System Ordering
           Incentives

           Seller shall provide an additional percent net discount to Participating Premier Members who purchase both Seller's supply and pharmacy stations under this Agreement. Seller shall also provide an additional percent net discount on the purchase under this Agreement of Seller's supply stations by Participating Premier Members who have committed to the Baxter Group Purchasing Agreement and who purchase a combination of Seller's supply stations and Baxter Healthcare Corporation's automated medication distribution systems.

     5.10  Exclusive Group Discounts

           For any Participating Premier Members with a minimum of three (3) acute care hospitals who sign up to utilize Seller as its exclusive automation vendor, Seller will provide a Member Exclusivity discount of an additional ______ percent

                                      10.

           _____net discount. This discount is applied on a moving forward basis and is not retroactive.

     5.11  Pricing of New Products

           Pricing for any additional and/or new products of Seller will be negotiated at net prices consistent with the net prices of Products already covered by this Agreement.

     5.12  Electronic Transfer of Funds/Electronic Data Interchange

           Seller and Purchasing Partner agree that in the event any Participating Premier Member with the capability for electronic transfer of funds or other form of electronic data interchange compatible with that of Seller chooses to use such payment or ordering method, the pricing set forth in this Agreement may be reduced by a discount to be mutually agreed upon by such Participating Premier Member and Seller.

     5.13  Product Pricing Information (Sales Catalogs)

           Seller will provide to Purchasing Partner product pricing information in the ANSI X.12-832 format as detailed in Exhibit D. The timeframe for product information to be available in this format is one (1) year from the date of the Agreement. In the meantime, Seller may utilize one of the alternative formats detailed in Exhibit D. If after twelve (12) months, Seller shall be subject to assessment by Purchasing Partners only for the additional costs associated with processing product pricing information provided in a non-standard format.

     5.14  Taxes

           No party shall be responsible for taxes imposed on any other party as a result of or arising from the transactions contemplated by this Agreement. Property and user taxes will be prepaid and added for those customers in the states affected.

6.   MARKETING/SALES SUPPORT/MAINTENANCE

     6.1   Seller Representatives

           Seller will provide representatives to call upon Participating Premier Members on a periodic basis mutually agreed to by Seller and each individual Participating Premier Member.

     6.2   In-Service/Clinical Training

           Included in the price of the Product(s), Seller will provide to each Participating Premier Member In-service and Clinical Training, as described herein under Exhibit L related to the Product(s) as required or requested by each Participating Premier Member ("Train the Trainer"). Seller will maintain a properly qualified

                                      11.

          training staff to provide such In-service and Clinical Training, and it shall be the responsibility of each Participating Premier Member to ensure that its appropriate personnel attend and complete such training. Specifically, Seller shall perform, at the convenience of each Participating Premier Member, in-service training sessions at Seller's facility for medical, clinical and technical personnel in the use and operation of the Product(s). The scheduling of applications training shall be made directly with the director of the Participating Premier Member's applicable department and shall accommodate all shifts that require training.

          Also included in the price of the Product(s), Participating Premier Members are required to participate in a week of training prior to the clinical use of the system, The "System Administrator Training Course" is held at Seller's headquarters in Palo Alto, California. The course fee will be waived by Seller, while all travel and related expenses will be the responsibility of the Participating Premier Member. The Participating Premier Member must complete training prior to the clinical use of the system in order to enforce the warranty and indemnification provisions of this Agreement with respect to such Participating Premier Member.

          Also included in the price of the Product(s), Seller will provide a written training guide and/or set of training video tapes to the Participating Premier Member to be used for future in-service training by Staff.

          Also included in the price of the Product(s), Seller shall supply the Participating Premier Members with the following items prior to or at the time of delivery of the Product(s): (A) one (1) copy of operator manuals covering all equipment and accessories; and (B) one (1) copy of complete service manuals detailing all equipment and accessories including, without limitation, parts lists and schematic diagrams. All updates to manuals and final versions (where applicable) of manuals are to be provided for the life of the equipment.

          Participating Premier Members shall be entitled to make necessary copies, for internal purposes only, of any training materials to be used.

     6.3  Biomedical/Technical Programs

          Within the warranty period described in Section 10.2, Seller will make available factory service school training including travel, room and board, for the Participating Premier Member's clinical engineering representative for $3,500.00 per course, plus travel and expenses. This privilege shall extend for no more than five (5) years from the acceptance of the Product(s) by Participating Premier Member and shall not be utilized more than one time per year after the first year of system operation. If possible, training shall be provided at regional locations to accommodate multiple Participating Premier Members.

     6.4  Remote Diagnostic Systems

          Not Applicable

                                      12.

     6.5  Product Developments/New Product Opportunities

          At Purchasing Partners' request, Seller will meet with Purchasing Partners at least two (2) times during each year of this Agreement to share new product information and technology and to discuss opportunities of mutual interest. All expenses associated with such meetings during each year of this Agreement will be paid in a mutually agreed upon arrangement. Seller will work with Purchasing Partners and Participating Premier Members in developing new products and exploring opportunities for market research, clinical trials and technology transfer.

          Contemporaneous with Seller's announcement to any other customer of any new commercially available product, Seller will notify Purchasing Partners in writing of the nature, potential uses and performance specifications of such product.

     6.6  Service and Related Agreements

          Seller's Service Agreement, included herein under Exhibit K, is required for Participating Premier Members on all rented/leased or purchased Product(s).

     6.7  Service and Maintenance

          Seller offers basic and extended service to Participating Premier Members. The price for the sixty (60) month rental of Product(s) with Basic Service included under Exhibit A will be firm for the term of the Agreement. The price for the twelve (12) month Basic Service listed herein under Exhibit A will increase pursuant to Section 5.2.

          Seller's basic or extended service prices will be discounted by ____ percent ____ (rounded to nearest $5) if a Participating Premier Member facility agrees to the following:

          1. Participating Premier Member(s) send a minimum of two Bio-Med personnel to Seller's headquarters for system administrator training as referenced in Section 6.3.

          2. Once certified, Participating Premier Member trained personnel must be available to perform on-site maintenance services normally performed by Seller. This will include all services that Seller is able to train Participating Premier Member Bio-med personnel to perform.

          3. The first call follow-up from Seller's help desk will go to the Participating Premier Member's Bio-med service personnel.

          Seller shall provide the Participating Premier Member participant a list of parts, servicing and planned maintenance kits, and specialized test and servicing equipment to be provided. This list shall include pricing and available discounting.

                                      13.

     6.8  Accessories and Replacement Parts

          Included in the price of the Product(s) and for the life of the Product(s), Seller will offer to Participating Premier Member each item, including, without limitation, hardware, firmware, and software ("Accessory Item") which may be used with any Product(s) at a zero percent (0%) discount off Seller's then-current list price for such Accessory Item, or the lowest price which Seller offers such Accessory Item to any of its other customers, whichever is lower. For any Accessory Item ordered by Participating Premier Member, Seller will install the Accessory Item at no charge when the Product(s) is not in use according to a schedule approved by Participating Premier Member, and will provide, at no charge, training to Participating Premier Member designees regarding use of such Accessory Item, except in cases of misuse (e.g. physical abuse, not providing voltage surge protection, not providing preventative maintenance as described in the operator's manual) by a Participating Premier Member, in which case parts and labor will be charged at current rates.

          Also included in the price of the Product(s), Seller will provide all replacement parts for the Product(s) within twenty-four (24) hours of Participating Premier Member's request. All replacement parts for the Product(s) will be available for not less than ten (10) years following the earlier of either (i) the date when Seller ceases to sell the Product(s) or a reasonable substitute of the Product(s) or
          (ii) the expiration of the warranty period described in Section 10.2, including all extensions thereto, if applicable. Included in the price of the Product(s), Seller shall provide all software and hardware modifications necessary to meet regulatory requirements.

     6.9  Downtime Protection

          Seller is not able to track downtime for Product(s) as requested. Seller will guarantee a 95% cumulative up-time for all equipment in each Participating Premier Member facility. For each month that passes where the 95% up-time is not maintained, Seller agrees to waive the service fees for one month.

          For example;

          If a Participating Premier Member has 10 units installed, they would have 7,200 hours of operation in a thirty day month. If the Member has more that 360 hours (5%) of downtime (as calculated by the Member), the service fees for the entire installation would be waived for one month. If during the warranty period for any Product, such product experiences twenty (20) or more continuous days of any Downtime, or forty (40) or more days of any Downtime, Participating Premier Member shall notify Seller in writing of such circumstances, including a description of the problems or defects. Seller agrees to provide at its expense and within twenty-four hours (24) of receiving such notice, the technical personnel and assistance necessary to remedy the failed Product and to prevent the problems or defects from reoccurring, unless the problems are caused by the Participating

                                      14.

           Premier Member's own interfaces to the Product(s). In the event that Seller is unable to remedy the problems or defects in the Product(s) within a time period reasonably determined by Participating Premier Member, Seller shall remove such Product at no charge, immediately refund to Participating Premier Member a prorated amount based on the depreciation schedule of Product(s) all funds paid for such Product if purchased and forgiveness of future rental charges for leased Product(s) for such Product(s) that experienced Downtime. For purposes of this Agreement, "forgiveness of future rental charges" shall mean the Participating Premier Member shall not be considered in default of their current rental agreement.

     6.10  Response Time

           Included in the price of the Product(s), Seller shall make available to Participating Premier Members, a service engineer familiar with the Product(s) to respond by telephone within a reasonable time not to exceed four (4) hours of Participating Premier Member's placing a telephone call to Seller requesting service regarding any problem with the Product(s), or failure of the Product(s) to perform in accordance with the Product Specifications. If Seller's response time is later than four (4) hours on two or more occasions within a thirty
           (30) day period, Seller will waive the service fees for that Participating Premier Member for one month for those units affected.

           If either the Participating Premier Member or Seller reasonably determines that a service visit is necessary to correct the problem, Seller shall have a service engineer at the Clinical Site as per the terms of the applicable service agreement (basic or extended).

7.   SALES DOCUMENTATION

     Seller will provide Purchasing Partners with reports of all Products purchased by each Participating Premier Member no later than thirty (30) days after the last day of the quarter. Reports will include, reporting period start and end dates, member name, city, state, monthly sales volume per Product (totaled per member), and the administrative fee amount by member. Participating Premier Members will be identified by HIN or DEA number.

     Seller will provide to Purchasing Partners sales documentation in the ANSI
     X. 12-867 format as detailed in Exhibit E. The timeframe for sales information to be available in this format is one (1) year from the date of the Agreement. In the meantime, Seller may utilize one of the alternative formats detailed in Exhibit E. However, if Seller deviates from the ANSI X. 12-867 standard after twelve (12) months, an additional fee (as set forth in Section 8.3) will be assessed against Seller to compensate Purchasing Partners for the additional costs associated with processing Product sales data provided in a non-standard format.

                                      15.

     Seller will identify to Purchasing Partners a contact person within Seller's organization who will be responsible for the development and distribution of the sales reports set forth in Section 7.0.

8.   FEES

     8.1  Administrative Fee

          Seller will remit to Purchasing Partners monthly an administrative fee (the "Administrative Fee") equal to ____ percent _____ of the total dollar volume of Products purchased by Participating Premier Members through Seller or through any Authorized Seller's Distributors during such period. Seller will pay to Purchasing Partners the Administrative Fee by a check payable to "Premier Purchasing Partners, L.P." sent to the attention of "Controller" which shall be received at Purchasing Partners' address as set forth above no later than thirty
          (30) days after the last day of the quarter.

          The administrative fee will be paid as a percent of the total cash (including service and ancillary costs but excluding costs associated with shipping) collected from Participating Premier Members.

          Seller may make payment of the Administrative Fee electronically to the designated Purchasing Partners' account. The current electronic funds transfer instructions are as follows:

          Seller shall pay to Purchasing Partners interest on any past due amount owing Purchasing Partners hereunder at the lesser of (i) one and one-half percent (1-1/2%) per month or (ii) the maximum interest rate legally permitted.

     8.2  Electronic Submission of Administrative Fee Sales Documentation

          Seller will provide sales data in the electronic format specified in
          Section 7.0 of this Agreement. The timeframe for product information to be available in this format is one (1) year from the date of the Agreement. If Seller does not provide data in the specified format within that time period, Seller agrees to provide payment of the charges resulting from the increased costs to Purchasing Partners in addition to the Administrative Fee provided for in Section 8.1 of this Agreement.

     8.3  Electronic Submission of Product Pricing Information

          Seller will provide product pricing information in the electronic format specified in Section 5.10 of this Agreement. The time frame for product information to be available in this format is one (1) year from the date of the Agreement. If Seller does not provide pricing information in the specified format within that period of time, Seller agrees to provide payment of the charges resulting from the increased costs to Purchasing Partners in addition to the Administrative Fee provided for in Section 8.1 of this Agreement.

                                      16.

9.   COMPLIANCE WITH LAWS AND REGULATIONS

     Purchasing Partners and Seller represent and warrants that throughout the term of this Agreement and any extension hereof, Purchasing Partners, Seller and the Products shall be and shall remain in compliance with all mandatory applicable federal, state and local laws and regulations.

     The dollar value of the goods and services provided pursuant to Section 6.0, and any other products and services not specifically paid for by Participating Premier Members and received by Participating Premier Members from Seller under this Agreement are "discounts or other reductions in price" to Participating Premier Members under Section 1128B(b)(3)(A) of the Social Security Act, 42 U.S.C. 1320a-7b(b)(3)(A). Upon request of any Participating Premier Member, Seller shall disclose to the Participating Premier Member, per the applicable regulations, the specified dollar value of discounts or reductions in price. The Participating Premier Member shall disclose the specified dollar value of discounts or reductions in price under any state or federal program which provides cost or charge based on reimbursement to Participating Premier Member for the Products and services covered by this Agreement in accordance with applicable regulations.

     Seller agrees that, until the expiration of four (4) years after the furnishing of any goods and services pursuant to this Agreement, it will make available, upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of Seller that are necessary to certify the nature and extent of the costs incurred and other data of Seller that are necessary to certify the nature and extent of the costs incurred by Participating Premier Member in purchasing such goods and services. If Seller carries out any of its duties under this Agreement through a subcontract with a related organization involving a value or cost of ten thousand dollars ($10,000) or more over a twelve-month period, Seller will cause such subcontract to contain a clause to the effect that, until the expiration of four (4) years after the furnishing of any good or service pursuant to said contract, the related organization will make available upon written request of the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives, copies of this Agreement and any books, documents, records and other data of said related organization that are necessary to certify the nature and extent of costs incurred by Seller for such goods or services. Seller shall give Purchasing Partners notice immediately upon receipt of any request from the Secretary of Health and Human Services or the Comptroller General of the United States or any of their duly authorized representatives for disclosure of such information.

                                      17.

10.  INDEMNIFICATION, WARRANTIES, SPECIFICATIONS AND NOTICES

     10.1  Indemnification

           (a)  Damage from Use of Products

           Subject to Section 10.2 below, Seller hereby agrees to indemnify, defend (pursuant to Section 10.3 below) and hold harmless Purchasing Partners, each Participating Premier Member, and their respective directors, officers, employees and agents (each an "Indemnitee") from and against any and all losses, expenses, damages, liabilities and costs (including, without limitation, interest, penalties and reasonable attorneys' fees) arising from any bodily injury or property damage caused by use of any of the Products except Seller shall not be financially responsible for that portion of any loss, expense, damage, liability or cost which results from the negligence of an Indemnitee.

           (b)  Infringement Claims

           Subject to Section 10.2 below, Seller hereby agrees to indemnify and hold harmless the Indemnitees from and against any and all losses, expenses, damages, liabilities and costs (including, without limitation, interest, penalties and reasonable attorneys' fees) arising from an infringement of any U.S. copyright, U.S. patent, or registered U.S. trademark or trade name of third parties. If any Product is the subject of or, in Seller's opinion, is likely to become, the subject of any such infringement claim, Seller may, at its option and expense, either (i) procure for Participating Premier Members that use the Product the right to continue using the Product;
           (ii) replace or modify the Product so that it becomes non-infringing while remaining functionally equivalent; or (iii), if neither (i) nor
           (ii) is, in Seller's reasonable opinion, a viable option, remove the affected Product, reimburse each Participating Premier Member that uses the Product for its direct, documented, reasonable, out-of-pocket costs in modifying its Clinical Site for use with substitute products, and refund the purchase price actually paid for the removed Products less depreciation calculated at _____ percent ____ per year from the date of delivery. This paragraph 10.1 (b) states Seller's entire liability for infringement claims and actions.

           (c)  Purchasing Partners Indemnification

           Purchasing Partners agrees to indemnify, defend, and hold harmless Seller and its respective directors, officers, employees and agents (each an "Indemnitee") from and against any and all losses, expenses, damages, liabilities and costs (including, without limitation, interest, penalties and reasonable attorney's fees) arising from a claim asserted by a third party regarding (i) Purchasing Partner's obligation to provide information regarding this Agreement to the participants in the Premier Group Purchasing Program, to actively support conversions and commitment to this Agreement and to aid in communicating with Premier Members; (ii) Purchasing Partners representations concerning the Products that differ from those

                                      18.

           made by Seller in Seller's documentation for the Product; and (iii) Purchasing Partners failure to comply with the Medicare and Medicaid anti-kickback provision of the Social Security Act, 42 U.S.C. 1320a-7b, except Purchasing Partners shall not be financially responsible for that portion of any loss, expense, damage, liability or cost which results from the negligence of Indemnitee.

     10.2  Exclusion

           Seller will have no obligations to any Indemnitee under Section 10.1 for any claim based upon or any damages attributable to (a) use of any version of a Product other than the unaltered release of the most current version of such Product issued to the Participating Premier Member (unless specifically approved by Seller in writing). To the extent such claim or damage would have been avoided by use of the unaltered current release of such Product; (b) use of any product not in accordance with Seller's written instructions or for any purpose other than its intended purposes; (c) any modification, alteration, or repair to a Product not made by Seller or specifically authorized by Seller in writing; or (d) combination, operation or use of Product with equipment, programs or data not supplied or specifically approved in writing by Seller to the extent such claim or damage would have been avoided by use of the Product without such non-Seller supplied or approved pursuant to Section 4.1 of this Agreement.

     10.3  Defense of Third Party Claims

           If any third party asserts a claim against Indemnitee for which Indemnitee is entitled to indemnification by Purchasing Partners or Seller under Section 10.1 ("Indemnitor") (subject to the exclusions in Section 10.2), Indemnitor will defend such claim at its own expense and pay any damages and costs finally awarded by a court of competent jurisdiction, or any amount agreed to in a monetary settlement, specifically attributable to such claim, provided that Indemnitee (a) promptly notifies Indemnitor in writing of such claim
           (b) gives Indemnitor sole control of the defense of such claim and settlement negotiations related thereto, and (c) cooperates with and, at Indemnitor's request and expense, assists Indemnitor in the defense or settlement of such claim. Subject to the foregoing, Indemnitee will have the right, at its own expense, to participate in and be represented by its own counsel in the defense of any such claim. Pursuant to Section 10.1, Indemnitor shall only be responsible for that portion of any defense costs which correspond to Indemnitor's percent of total liability as determined by a court of competent jurisdiction.

     10.4  Warranties and Published Specifications

           Product(s) are covered under the warranty or warranties set forth in Seller's Purchase, Rental, and Service Agreements, as applicable, attached hereto as Exhibits J, I, and K respectively. Seller will make a limited warranty directly to each Participating Premier Member that acquires any of the Products under this Agreement. It is understood and agreed that SELLER MAKES NO

                                      19.

           WARRANTIES, EXPRESS OR IMPLIED, TO PURCHASING PARTNERS REGARDING ANY OF THE PRODUCTS AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

     10.5  Product Notices

           Seller agrees to send all Product notices, as well as notices of any other changes affecting the Product(s) and notices of new products, to each Premier Member with copies to Purchasing Partners.

     10.6  Insurance

           Seller shall maintain adequate product liability, general public liability and property damage insurance against any claim or claims which might or could arise regarding products purchased by Participating Premier Members from it under the Agreement. When requested by Purchasing Partners, an insurance certificate indicating the foregoing coverage, issued by an insurance company licensed to do business in the relevant state or states and signed by an authorized agent, shall be furnished to Purchasing Partners.

     10.7  Limitation on Liabilities

           In no event shall Seller be liable for any special, incidental, indirect or consequential damages of Purchasing Partners arising out of this Agreement; provided, however, that no limitation of liability, under this Section 10.7 shall in any way act to limit Seller's liability under the Indemnification provisions of Sections
           10.1 and 10.2 of this Agreement.

11.  TERMINATION

     11.1  Termination for Breach

           In the event of breach of any provision of this Agreement, the non-breaching party shall notify, the breaching party in writing, of the specific nature of the breach and shall request that it be cured. If the breaching party does not cure the breach within thirty (30) days of such notice, the non-breaching party may immediately terminate this Agreement on written notice to the breaching party, and such termination shall not preclude the non-breaching party from pursuing any and all remedies available to it at law or at equity.

     11.2  Orders Placed Prior to Termination

           Seller shall fulfill, in accordance with the terms of this Agreement, all orders for Products submitted by a Participating Premier Member and accepted by Seller prior to termination or expiration of this Agreement.

                                      20.

     11.3  Termination Without Cause

           Purchasing Partners or Seller may terminate this Agreement for any or no reason upon ninety (90) days written notice.

     11.4  Survival

           The following paragraphs of this Agreement shall survive expiration or termination of this Agreement: (i) the payment of Administrative Fees pursuant to Section 8.1 including, but not limited to, fees relating to Products ordered prior to the effective date of expiration or termination and delivered after expiration or termination; (ii) the audit undertakings set forth in Section 13.12;
           (iii) the representations, warranties and covenants set forth in
           Section 10.3; (iv) the indemnification undertaking contained in
           Section 10.1; (v) the designation of Premier Members as third party beneficiaries pursuant to Section 13.7; (vi) the undertaking to fill orders submitted to and accepted by Seller prior to the date of expiration or termination set forth in Section 11.2; (vii) the confidentiality undertakings contained in Article 12; (viii) the inurement rights and limitations on assignment contained in Sections
           13.4 and 13.10; (ix) the governing law provisions contained in
           Section 13.1; (x) reasonable attorney's fees provided for in Section 13.9.

12.  CONFIDENTIALITY

     12.1  Confidential Information

           For the purposes of this Agreement, confidential information ("Confidential Information") shall mean all proprietary, secret or confidential information or data relating to Purchasing Partners or Premier Members, or Seller and their respective operations, employees, services, patients or customers. Such Confidential Information may include oral statements or written material, whether tangible or intangible, designated either orally or in writing, to be confidential at the time of disclosure. Oral statements designated as Confidential Information shall be reduced to writing within thirty
           (30) days of such statements.

     12.2  Protection of Confidential Information

           The parties acknowledge that they may disclose Confidential Information to each other in connection with this Agreement. If a party receives Confidential Information it shall: (a) maintain the Confidential Information in strict confidence; (b) use at least the same degree of care in maintaining the secrecy of the Confidential Information as the disclosing party uses in maintaining the secrecy of its own proprietary, secret or confidential information, but in no event less than a reasonable degree of care; (c) use Confidential Information only to fulfill its obligations under this Agreement; and
           (d) return or destroy all documents, copies, notes or other materials containing any portion of the Confidential Information upon request by the disclosing party.

                                      21.

     12.3  Agreement Confidential

           Neither party hereto shall disclose the terms of this Agreement to any other person or entity other than a Premier Member or as required by law, except that either party may disclose the terms of this Agreement as is necessary for distribution of Seller's Products pursuant to Section 4.1 of this Agreement and to its attorney and accountant having a need to know in order to accomplish the purposes contemplated by this Agreement. Neither party shall make any public announcement concerning the existence of this Agreement or its terms unless such party receives prior written approval by the other party, except as required under Section 9.0 of this Agreement.

     12.4  Limitation on Obligation

           The parties shall have no obligation concerning any portion of the Confidential Information which: (a) was known before receipt, directly or indirectly, from the disclosing party; (b) is lawfully obtained, directly or indirectly, from other than the disclosing party; under no obligation of confidentiality; (c) is or becomes publicly available other than as a result of an act or failure to act by the disclosing party; or (d) is required to be disclosed by applicable law or legal process. The parties shall not disclose any portion of the Confidential Information to any person except those of its employees, agents, or independent contractors having a need to know such portion to accomplish the purposes contemplated by this Agreement.

13.  MISCELLANEOUS

     13.1  Governing Law and Venue

           This Agreement is being delivered and executed in the State of Illinois. In any action arising under this Agreement, whether at law or at equity, the validity, construction and enforcement of this Agreement shall be governed in all respects by the laws of the State of Illinois. Venue shall be proper only in a court of competent jurisdiction located in the county and state in which the complaining party is located. The parties agree to be subject to personal jurisdiction in and consent to service of process issued by a court in which venue is proper as defined in this Section 13.1.

     13.2  Modification and Waiver

           No modification of this Agreement shall be deemed effective unless in writing and signed by each of the parties hereto. Any waiver of a breach of any provision(s) of this Agreement shall not be deemed effective unless in writing and signed by the party against whom enforcement of the waiver is sought.

                                      22.

     13.3  Headings

           The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.

     13.4  Assignment

           Neither party may assign, subcontract, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, nor may it contract with third parties to perform any of its obligations without the other party's prior written consent; provided, however, that this Section 13.4 shall not limit Seller's ability to assign, subcontract, delegate or otherwise transfer its rights or obligations hereunder to a successor corporation, if necessary, in the event Seller becomes a publicly traded company through an initial public offering of stock in accordance with the Securities and Exchange Commission Act of 1934, as amended, or (ii) Purchasing Partners ability to assign, subcontract, delegate or otherwise transfer its rights or obligations hereunder to a subsidiary or affiliated entity of Purchasing Partners or Premier, Inc. Neither party's consent shall be unreasonably withheld or delayed. For purposes of this provision it is not unreasonable for Purchasing Partners to reject an assignment, subcontract, delegation or transfer based on its own business judgement as to the assignees ability to perform the requirements of this Agreement or if Purchasing Partners determines that it is not otherwise in Premier Members' best interest.

     13.5  Severability

           If any part of this Agreement shall be determined to be invalid, illegal or unenforceable by any valid Act of Congress or act of any legislature or by any regulation duly promulgated by the United States or a state acting in accordance with the law, or declared null and void by any court of competent jurisdiction, then such part shall be reformed, if possible, to conform to the law and, in any event, the remaining parts of this Agreement shall be fully effective and operative insofar as reasonably possible.

     13.6  Notices

           Any notice required to be given pursuant to the terms and provisions hereof shall be in writing, postage and delivery charges pre-paid, and shall be sent by telecopier, hand delivery, overnight mail service, first-class mail or certified mail, return receipt requested, to Purchasing Partners or Seller at the addresses and/or facsimile numbers set forth above. Any party may change the address to which notices are to be sent by notice given in accordance with the provisions of this section. Notices hereunder shall be deemed to have been given, and shall be effective upon actual receipt by the other party, or, if mailed, upon the earlier of the fifth (5th) day after mailing or actual receipt by the other party.

                                      23.

     13.7   Enforceability

            The parties hereto acknowledge and agree that (i) this Agreement is entered into by Purchasing Partners for the express, intended benefit of the Premier Members, (ii) each of the Premier Members shall be and constitute an intended third party beneficiary of the representations, warranties, covenants and agreements of the Seller contained herein, and (iii) each of the Premier Members shall be entitled to enforce the terms and provisions of this Agreement to the same extent as Purchasing Partners.

     13.8   Independent Contractors

            The parties' relationship hereunder is that of independent contractors. This Agreement does not create any employment, agency, franchise, joint venture, partnership or other similar legal relationship between Purchasing Partners and Seller. Neither party has the authority to bind or act on behalf of the other party except as otherwise specifically stated herein.

     13.9   Attorneys' Fees

            Should any party employ an attorney for the purpose of enforcing this Agreement or any judgment based hereon in any court, including bankruptcy court, courts of appeal or arbitration proceedings, the prevailing party shall be entitled to receive its reasonable attorneys' fees and costs, whether taxable or not.

     13.10  Binding Effect

            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     13.11  Force Majeure

            The obligations of either party to perform under this Agreement will be excused during each period of delay caused by acts of God or by shortages of power or materials or government orders which are beyond the reasonable control of the party obligated to perform ("Force Majeure Event"). In the event that either party ceases to perform its obligations under this Agreement due to the occurrence of a Force Majeure Event, such party shall: (1) immediately notify the other party and, in the case of Seller, the Participating Premier Member affected in writing of such Force Majeure Event and its expected duration; (2) take all reasonable steps to recommence performance of its obligations under this Agreement as soon as possible. In the event that any Force Majeure Event delays a party's performance for more than ninety (90) days following notice by such party pursuant to this Agreement, the other party may terminate this agreement immediately upon written notice to such party.

                                      24.

     13.12  Audit of Costs

            Seller shall permit Purchasing Partners or its agent to conduct annual audits of records relating to Seller's performance under this Agreement including without limitation orders, invoices, volume reports and administrative fees, subject to Seller's obligations under any confidentiality agreement entered into by Seller and third party. The audits shall be conducted upon reasonable advance notice during regular business hours at Seller's principal office and in such a manner as not to unduly interfere with Seller's operations. Such audits shall be subject to the confidentiality provisions of this Agreement set forth in Article 12 above.

     13.13  Minority and Female Owned Businesses

            Seller represents and warrants that it is an "equal opportunity employer". Seller shall also use its reasonable efforts to support Purchasing Partners' Minority, and Female Owned Businesses Policy as set forth in Exhibit F.

     13.14  Entire Agreement

            This Agreement, including all Exhibits referenced herein, constitutes the entire understanding and agreement between the parties concerning the subject matter hereof, and supersedes all prior negotiations, agreements and understandings between the parties, whether oral or in writing, concerning the subject matter hereof.

     In Witness Whereof, the undersigned duly authorized representatives of the parties have executed this Agreement as of the date below written.

Premier Purchasing Partners, L.P.           OmniCell Technologies, Inc.

/s/ Lynn Detlor                             /s/ Earl Fry
-----------------------------------         ------------------------------------
Lynn Detlor                                 Earl Fry
President, Purchasing Partners              CFO

May 28, 1997                                May 15, 1997
-----------------------------------         ------------------------------------
Date Signed                                 Date Signed

                                      25.

                                                                       Exhibit A

                  Baxter Distributed OmniCell Supply Products

             Products                 Description                Model #
             --------                 -----------                -------

          Cabinets              1 Cell OmniSupplier              OS 104
                                1 Cell Auxiliary                 OX104
                                2 Cell OmniSupplier              OS224
                                2 Cell Auxiliary                 OX224
                                3 Cell OmniSupplier              OS344
                                3 Cell Auxiliary                 OX344
                                4 Cell OmniSupplier              OS448
                                5 Cell OmniSupplier              OS568
                                6 Cell OmniSupplier              OS688
                                2 LOW Cell                       OS176
                                OmniExpress                      OS56

          OmniCenter            OmniCenter XPC                   XPC100
                                OmniCenter Supply                XPC-SP
                                Transaction Processor            TPC100
                                Network Processor                NPC100
                                Partner Processor                PPC100
                                OmniCenter XPC-CL                XPC-CL

          Modules               Supply Drawer                    OSD24
                                Cath Rack                        OCR48
                                Suture Rack                      OSR24
                                Magnetic Card Reader             MCR100

          Upgrades              OmniSupplier                     OS2
                                Upgrade                          OS2U
                                OmniSupplier PC Box              OSPC
                                OmniSupplier Aux. Box            OSAX
                                OmniSupplier Printer             OSO

                                      I.

                                FIRST AMENDMENT

     This First Amendment ("First Amendment") by and between Premier Purchasing Partners, L.P., a Delaware corporation, ("Purchasing Partners") and OmniCell Technologies Inc. hereby amends the Agreement effective July 1, 1997 by Purchasing Partners and OmniCell Technologies (the "Agreement").

                                   RECITALS

     Whereas, Purchasing Partners have entered into an Agreement for the purpose of selling OmniCell Technologies Inc. products to Premier facilities;

     Whereas, OmniCell Technologies Inc. and Purchasing Partners desire to amend the Agreement as set forth in this First Amendment.

     Now, Therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto promise and agree as follows:

     1. Seller will remit to Purchasing Partners quarterly, an administrative fee (the "Administrative Fee") equal to ___ percent __ of the total dollar volume of Products purchased by Participating Premier Members through Seller or through any Authorized Seller's Distributors during such period. Seller will pay to Purchasing Partners the Administrative Fee by a check payable to "Premier Purchasing Partners, L.P." sent to the attention of "Controller" which shall be received at Purchasing Partners' address as set forth above no later than thirty
          (30) days after the last day of the quarter.

     In Witness Whereof, the undersigned duly authorized representatives of the parties have executed this First Amendment as of the date below written.

Premier Purchasing Partners, L.P.            OmniCell Technologies Inc.

/s/ Lynn R. Detlor                           /s/ Jeff Arbuckle
-----------------------------------          -----------------------------------
Lynn R. Detlor                               Jeff Arbuckle
President                                    Central Vice President

November 18, 1997                            November 18, 1997
-----------------------------------          -----------------------------------
Date Signed                                  Date Signed

                                      1.

                       PREMIER PURCHASING PARTNERS, L.P.

              --------------------------------------------------
               AMENDMENT NUMBER 2 TO GROUP PURCHASING AGREEMENT
              --------------------------------------------------
                            CONTRACT #: PP-CE-047A

       Product/Services Category: Automated Supply Stems and Accessories

                            (Year 2000 Compliance)

     This Amendment Number 2 ("Amendment"), is entered into effective December 1, 1997 (the "Effective Date"), and shall amend and modify the Group Purchasing Agreement (Contract #: PP-CE-047A) by and between Premier Purchasing Partners, L.P. ("Purchasing Partners"), and OmniCell Technologies ("Seller"), dated effective June 1, 1997 (the "Agreement"), as follows:

     1.   Year 2000 Compliance.  The Agreement is hereby amended to add the
          --------------------
following provision to the Agreement:

     "Year 2000 Compliance.  Seller warrants that any software and hardware
      --------------------
     included in the Products and any software and hardware used in information systems by Seller to process transactions related to providing the Products hereunder, including without limitation, sales order processing, sales order acknowledgment processing, advanced shipping notice processing, invoicing, purchase order processing, purchase order acknowledgments, accounts receivable and accounts payable processes, and sales and compliance reporting processes, shall operate properly prior to, during and after the year 2000 and shall not cause any business interruptions or response time delays (i.e., such software and hardware is "Year 2000 Compliant"). In this regard, Seller agrees that such software and hardware shall contain, at a minimum:

     a.   date formats that have century recognition;

     b. calculations that accommodate same-century and multi-century formulas and date values;

     c.   date interface values that reflect the century; and

     d.   calculations that accommodate the occurrence of leap years.

     Upon Purchasing Partners' request, Seller agrees to provide Purchasing Partners with documentation demonstrating that the Products and Seller's transaction processing systems are Year 2000 Compliant. If at any time during the term hereof it is reasonably determined by Purchasing Partners that any Products and/or Seller's transaction processing systems are not Year 2000 Compliant, Seller agrees to correct the problem at no additional charge within fifteen (15) days of receiving written notice of such problem from Purchasing Partners (the "Problem Notice"). In the event Seller is unable within such time period to correct any such problem with respect to certain Products, Seller shall provide Participating Members with a full refund of all monies paid for the applicable Product(s) within thirty (30) days of its receipt of the Problem Notice.

                                      1.

     2.   Other Terms and Conditions.  All other terms and conditions of the
          --------------------------
Agreement shall remain in full force and effect.

     This Amendment is hereby executed as of the Effective Date by the parties' authorized representatives set forth below.

Premier Purchasing Partners, L.P.            OmniCell Technologies
("Purchasing Partners")                      ("Seller")

By: PREMIER PLANS, INC.,
    Its General Partner

    By: /s/ Lynn Detlor                      By: /s/ Jeff L. Arbuckle
       ------------------------------           -------------------------------
    Printed Name: Lynn Detlor                Printed Name: Jeff L. Arbuckle
                 --------------------                     ---------------------
    Title: President P.P.                    Title: Vice President of Marketing
          ---------------------------              ----------------------------

                                      2.